As filed with the Securities and Exchange Commission on December 19, 2013

Registration No. 333-183439

Registration No. 333-188955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-183439

Post-Effective Amendment No. 1 to Registration Statement No. 333-188955

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NV Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	88-0198358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6226 West Sahara Avenue

Las Vegas, Nevada 89146

(702) 402-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NV Energy, Inc. Amended and Restated Employee Stock Purchase Plan

NV Energy, Inc. 2003 Non-Employee Director Stock Plan

NV Energy, Inc. Amended and Restated 2004 Executive Long-Term Incentive Plan

NV Energy, Inc. 2013 Long Term Incentive Plan

(Full title of the plans)

Paul J. Kaleta, Esq.

Executive Vice President, Shared Services, General Counsel and Corporate Secretary

NV Energy, Inc.

6226 West Sahara Drive

Las Vegas, Nevada 89146

(702) 402-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

James A. McDaniel, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of the Registrant:

•	Registration Statement on Form S-8, (No. 333-183439), pertaining to the registration of (i) 776,973 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), under the NV Energy, Inc. Amended and Restated Employee Stock Purchase Plan, (ii) 1,073,668 shares of Common Stock under the NV Energy, Inc. 2003 Non-Employee Director Stock Plan and (iii) 5,448,690 shares of Common Stock under the NV Energy, Inc. Amended and Restated 2004 Executive Long-Term Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2012; and

•	Registration Statement on Form S-8, (No. 333-188955), pertaining to the registration of 8,707,154 shares of Common Stock under the NV Energy, Inc. 2013 Long Term Incentive Plan (the “2013 Plan”), which was filed with the SEC on May 30, 2013.

On December 19, 2013, pursuant to the Agreement and Plan of Merger, dated as of May 29, 2013, among the Registrant, MidAmerican Energy Holdings Company (“MidAmerican”), and Silver Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned indirect subsidiary of MidAmerican (the “Merger”).

In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities registered under the Registration Statements that remain unsold under the Registration Statements as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 19, 2013.

NV ENERGY, INC.

By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Vice President, Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.